Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	SMTEK INTERNATIONAL, INC.
Kirk A. Waldron, CFO
(805) 532-2800, ext. 111
kwaldron@smtek.com

SMTEK INTERNATIONAL MEETS REQUIREMENTS FOR

CONTINUED LISTING ON THE NASDAQ SMALLCAP MARKET

MOORPARK, Calif. (October 6, 2003) – SMTEK International, Inc. (NASDAQ: SMTI), a provider of electronics manufacturing services, today announced that it received, on October 3, 2003, written notice from Nasdaq that the Company had met the requirements for continued listing on The Nasdaq SmallCap Market.  The Company noted that Nasdaq’s Listing Qualifications Panel will continue to monitor the Company’s compliance with Nasdaq’s shareholders’ equity requirement and, in this regard, the Company must file its quarterly report on Form 10-Q for its first quarter ended September 26, 2003 on or before November 14, 2003, reporting shareholders’ equity of at least $2,500,000.  In connection with the Company having currently met the requirements for continued listing, the Company’s trading symbol will be changed from “SMTIC” to “SMTI” effective with the open of business on Tuesday, October 7, 2003.

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About SMTEK

Headquartered in Moorpark, California, SMTEK International, Inc. is an electronics manufacturing services provider serving original equipment manufacturers in the industrial instrumentation, medical, telecommunications, security, financial services automation, aerospace and defense industries.  We provide integrated solutions to original equipment manufacturers across the entire product life cycle, from design to manufacturing to end-of-life services, for the worldwide low to medium volume, high complexity segment of the electronics manufacturing services industry.  We have five operating facilities with locations in Moorpark, California; Santa Clara, California; Marlborough, Massachusetts; Fort Lauderdale, Florida; and the Ayuttya Province in Thailand.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor provisions created by those sections.  Any forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are cautioned that forward-looking statements regarding future events and the future performance of SMTEK International, Inc. involve various risks and uncertainties that could cause actual results to differ materially from those described in these statements.

Readers are referred to the documents filed by SMTEK International, Inc. with the Securities and Exchange Commission, including our most recent Reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, for a more complete description of important risk factors and other information with respect to risks and uncertainties relating to the materials in this press release, as well as to other aspects of our business and financial condition.